EXHIBIT 99

PRESS RELEASE
FOR IMMEDIATE RELEASE

For Further Information, Contact:
R. Fredric Zullinger, Chief Financial Officer
Telephone (717) 761-4230

           CONSUMERS FINANCIAL CORPORATION ANNOUNCES THAT THE LASALLE
         MERGER AGREEMENT HAS BEEN TERMINATED AND A LETTER OF INTENT HAS
                 BEEN SIGNED WITH LIFE OF THE SOUTH CORPORATION


        Camp Hill, PA (July 29, 1997) - Consumers Financial Corporation (Consumers) (NASDAQNMS, CFIN) announced today that the Merger Agreement with LaSalle Group, Inc. has been terminated as a result of LaSalle's inability to secure the funding necessary to complete the transaction.

        Consumers also announced that it has signed a letter of Intent to sell its credit insurance operations to Life of the South Corporation, a Georgia-based insurance holding company with administrative offices in Jacksonville, Florida. Life of the South is a regional credit insurance organization which presently administers approximately $150 million of credit insurance premiums annually.

        Life of the South will acquire Consumers' marketing organization and all of its in force credit insurance business in the transaction. American Republic Insurance Company, an Iowa Insurance Company with an A rating from A.M. Best and over $100 million in capital and surplus, will act as a financial reinsurer backing Life of the South in these transactions, which will require insurance regulatory approval and the approval of Consumers' shareholders.

        Consumers will receive, in cash, the selling price for its in force business at closing. The selling price for the marketing organization is contingent upon the amount of premiums produced by Consumers' current accounts in the future and will be reviewed over a five-year period. During this period, Consumers will liquidate its remaining assets and pay all creditors and preferred stockholders. All remaining assets will be distributed in cash to Consumers' common shareholders.

        Consumers is an insurance holding company which, through its subsidiaries, is a leading provider of credit life and credit disability insurance in the Middle Atlantic region of the United States.